Exhibit 10.1
July 30, 2009
Revised August 4, 2009
Further Revised August 12, 2009
Further Revised August 16, 2009
John A. Schmidt, MD
19 Fairway Drive
Green Brook, NJ 08812
Dear Jack:
     This letter agreement sets forth the terms of the termination of your employment based upon your decision to resign your position with Alnylam Pharmaceuticals, Inc. (the “Company”). This letter agreement also summarizes the terms of the separation package that the Company is willing to offer you. Please read this letter agreement, which includes a general release, carefully. If you are willing to agree to its terms, please sign in the space provided below and return it to me within the designated time period.
     1. By signing this letter, you confirm your intent to resign your position as Chief Scientific Officer effective as of September 30, 2009 (“the Separation Date”). You will be paid for time worked through the Separation Date at your current gross bi-weekly rate of pay pursuant to the Company’s regular payroll practices. You will also be paid for any unused and accrued vacation time (if any) as of the Separation Date, less lawful deductions. During the period August 10, 2009 through September 30, 2009, you will work from your home and will use your best efforts to perform tasks that may be assigned to you from time to time by John Maraganore, Chief Executive Officer, and otherwise keep yourself available for consultation with the Company during regular business hours. In the event you do not sign this letter agreement and confirm your decision to resign effective September 30, 2009, your employment will terminate as of August 21, 2009.
a.	Under the terms and conditions of the Amended and Restated 2004 Stock Incentive Plan, 25% of the stock options to purchase 200,000 shares of common stock awarded to you on September 29, 2008 will vest and become exercisable as of September 29, 2009. Pursuant to the terms of your stock option agreement(s), you will have three months following the Separation Date to exercise such vested stock options (the “Exercise Period”). Your right to exercise such stock options will terminate on the last day of the Exercise Period, subject to your compliance with the terms and conditions of your stock option agreement(s), and any unexercised stock options will be immediately cancelled. Subject to compliance with the federal securities laws relating to insider trading, there is no restriction on the timing or manner of your sale of the underlying shares of common stock acquired following the exercise of your vested stock options.

b.	Under the provisions of the Alnylam Pharmaceuticals, Inc. Savings and Investment Plan, as amended, the Company matches, at its discretion, up to 50% of the first 6% of your contributions to your account in the form of Company common stock. The matching contributions are subject to a two-year vesting schedule: 50% of the match vests after one year of employment and the remaining 50% vests after the second full year of employment.
     2. After the Separation Date, except as provided below, you will not be entitled to receive any benefits paid by, or participate in any benefit programs offered by the Company to its employees. You will receive, under separate cover, information concerning your right to continue your health insurance benefits after that date in accordance with COBRA and the American Recovery and Reinvestment Act of 2009. You will not receive any monies under the Company’s 2009 Annual Incentive Program.
     3. In consideration for signing this letter agreement and general release and in compliance with the promises made herein, and in the event you sign this agreement and return it to me within time period set forth in the agreement and do not revoke your acceptance pursuant to paragraph 9 below, the Company agrees as follows:
a.	Provided that you remain employed in good standing through the Separation Date, the Company will pay you severance in the gross amount of two hundred twelve thousand, five hundred dollars ($212,500), an amount equal to six (6) months of your gross base salary. From that gross amount will be deducted all appropriate tax and FICA withholdings. However, in order to be eligible for the payment described in this subparagraph (a) you must sign a second General Release, in the form attached as Exhibit 1, after your last day of employment and not thereafter revoke that second General Release. You specifically agree that you will not sign a General Release in the form attached as Exhibit 1 prior to your last day of employment. Payment of the amounts described in this subparagraph (a) will be made in twelve (12) semi-monthly installments beginning in the first payroll cycle that is at least fifteen (15) business days after you sign the second General Release in the form attached as Exhibit 1 and continuing for eleven (11) subsequent semi-monthly periods.

b.	You will not be responsible for repayment of the $175,000.00 payment you received on or about January 15, 2009. (You are not eligible for the additional payment of $100,000.00 you would have received had you been employed on January 15, 2010.)

c.	You will not be responsible for repayment of any relocation benefits previously provided by the Company. The Company will reimburse you for the cost of temporary local housing through August 31, 2009 and furniture rental through August 18, 2009 under your existing leases. In addition, the Company will pay the cost of any early termination penalty under your existing leases. The

Company will also pay you an additional amount to offset any income taxes associated with these payments.

d.	The Company will pay the full cost of your COBRA premiums until the earlier of (i) March 31, 2010 or (ii) the date you become eligible for coverage under the group health plan of another employer; provided that you properly elect to continue such coverage under COBRA. Thereafter, you will be responsible for the full cost of COBRA coverage. You agree to promptly notify the Company if you become eligible for coverage under the group health plan of another employer prior to March 31, 2010.

e.	The Company will pay for your use of outplacement services up to a maximum amount of ten thousand dollars ($10,000). The provider of the outplacement services selected by you shall submit invoice(s) for services directly to the Company, and payments made by the Company for your outplacement services shall not be attributable to you by the Company as income. The Company can assist you in identifying an outplacement service provider.
     4. You understand and agree that you would not receive the monies and/or benefits specified in Paragraph No. 3 above, except for your execution of this letter agreement and general release and the fulfillment of the promises contained therein.
     5. In consideration of the payments to be made by the Company to you as set forth in Paragraph No. 3 above and the promises contained in this letter agreement and general release, you voluntarily, and of your own free will, release, forever discharge and hold harmless Alnylam Pharmaceuticals, Inc., its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”) of and from any and all claims, demands, rules or regulations, or any other causes of action of whatever nature, whether known or unknown, which the you have or may have against Releasees as of the date you sign this letter agreement including, but not limited to, The National Labor Relations Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act; the Immigration Reform Control Act, as amended; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et seq.; the Occupational Safety and Health Act, as amended; the Civil Rights Act of 1866, 29 U.S.C. § 1981, et seq; the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq.; the Americans With Disabilities Act of 1990, as amended; the Family and Medical Leave Act; the Civil Rights Act of 1991; the Massachusetts Law Against Discrimination, G.L. c. 151B; the Massachusetts Wage and Hour Laws, G.L. c. 151; the Massachusetts Privacy Statute, G.L. c. 214, § 1B; the Massachusetts Wage Payment Statute, G.L. c. 149, § 148 et seq.; the Massachusetts Sexual Harassment Statute, G.L. c. 214 § 1C; the Massachusetts Civil Rights Act, G.L. c. 12, § 11H, the Massachusetts Equal Rights Act, G.L. c. 93, § 102; or any other federal or state law, regulation, or ordinance; any public policy, contract, tort, or common law; or any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters. You agree that neither this letter agreement and general release, nor the furnishing of consideration for this letter agreement and general release, shall be deemed or construed at anytime for any purpose as an admission by the Company of any liability or unlawful conduct of any kind.
     6. You agree not to disclose to anyone, either directly or indirectly, any information whatsoever regarding the existence or substance of this letter agreement and general release, except your immediate family, attorneys, financial advisors, accountants, and tax preparation professionals, provided that they agree to keep such information strictly confidential. This includes, but is not limited to, present or former employees of the Company and other members of the public. You further agree not to make or publish any written or oral disparaging or defamatory statements regarding the Company (including, without limitation, its research and product development), and its current and former employees, officers, directors and agents. Violation of this paragraph shall be deemed a material breach of this agreement.
     7. You hereby acknowledge and reaffirm the validity of the Employee Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement between you and the Company, the terms and conditions of which are incorporated herein by reference and remain in full force and effect for the full term stated therein and which survives the Separation Date. Notwithstanding the foregoing, in consideration of your fulfillment of the promises contained herein and the continued compliance with your obligations hereunder, the Company hereby agrees to limit the scope of Paragraph 6 of such Employee Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement as follows: “participate, directly or indirectly, in any capacity, in any business involving the modulation of gene expression using RNA and RNA analogs” or any “other business of developing, designing, producing, marketing, selling or rendering (or assisting any other person in developing, designing, producing, marketing, selling or rendering) products or services competitive with those being developed, designed, produced, marketed, sold or rendered by the Company” shall be understood to cover only your employment, working directly with or for, any direct competitors of the Company (which shall include, in each case in the form established and subsisting as of the date of this Agreement, Sirna Therapeutics, Inc., a subsidiary of Merck & Co., Inc., the RNAi division of Pfizer Inc./Wyeth, RXi Pharmaceuticals Corporation, Silence Therapeutics plc, MDRNA, Inc., Dicerna Pharmaceuticals, Inc. and AiRNA Pharmaceuticals, Inc.), and any affiliate of the preceeding companies engaged in a similar business. You understand that the Company would not provide you with the benefits under this letter agreement but for your reaffirmation of your obligations under the Employee Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement, as modified herein. You further understand and agree that your obligations under this paragraph are material terms of this agreement, and that the Company shall have the right, in addition to any other damages, to discontinue the salary continuation payments and seek and obtain the return of the consideration already paid hereunder (without impacting the validity or enforceability of the general release contained herein) in the event you breach any of your obligations under this paragraph. By signing this Agreement, you affirm that you have not divulged any proprietary or confidential information of the Company and will continue to maintain the confidentiality of such information consistent with the Company’s policies and your Employee Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement.

     8. You will be afforded a period of up to (21) twenty-one days to consider the meaning and effect of this letter agreement and general release. You are advised to consult with an attorney and you acknowledge that you have had the opportunity to do so. You agree that any modifications, material or otherwise, do not restart or affect in any manner the original 21-day consideration period for the separation proposal made to you.
     9. You may revoke this letter agreement and general release for a period of seven (7) days following the day you execute this letter agreement and general release. Any revocation within this period must be submitted, in writing, to Eric Raichle, Vice President of Human Resources and state, “I hereby revoke my acceptance of the letter agreement and general release.” The revocation must be personally delivered to Eric Raichle, Vice President of Human Resources, Alnylam Pharmaceuticals, Inc., 300 Third Street, Cambridge, MA 02142, or postmarked within seven (7) days of execution of this letter agreement and general release. This letter agreement and general release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Massachusetts, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.
     10. This letter agreement and general release, which will be construed under Massachusetts law, may not be modified, altered, or changed except upon express written consent of both parties wherein specific reference is made to this letter agreement and general release.
     11. Nothing herein limits your right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency, provided however, that by signing this Agreement, you waive the right to seek or receive any money damages based upon any claim that might be asserted arising out of your employment at the Company. You further affirm that you have been paid and have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which you may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to you, except as provided in this letter agreement. You furthermore affirm that you have no known workplace injuries or occupational diseases and have been provided and/or have not been denied any leave requested under the Family and Medical Leave Act. You also affirm that you have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud.
     12. You agree to timely complete any questionnaire and provide any other information requested by the Company that is required to be disclosed as part of its corporate reporting obligations, which request may come after the expiration of the salary continuation period.
     13. This letter agreement, which includes a general release, represents the complete agreement between you and the Company, and fully supersedes any prior agreements or understandings between the parties (including, without limitation, your offer letter dated September 5, 2008), other than your Employee Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement as set forth and referred to in paragraph 7, as so modified by paragraph 7. You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to sign this letter agreement and general release, except those set forth herein.
The Company would like to extend its appreciation to you for your past service, and its sincere hope for success in your future endeavors.

Very truly yours,
/s/ Eric Raichle
Eric Raichle
Vice President, Human Resources

ACKNOWLEDGMENT AND AGREEMENT
I acknowledge and agree that I have been advised in writing that I have a period of up to 21 calendar days to consider this letter agreement and general release and to consult with an attorney prior to signing this letter agreement and general release.
Having elected to execute this letter agreement and general release, to fulfill the promises set forth herein, and to receive thereby the sums and benefits set forth in Paragraph No. 3 above, I freely and knowingly, and after due consideration, enter into this letter agreement and general release intending to waive, settle, and release all claims I have or might have against the Company and Releasees.

Date: August 21, 2009	/s/ John A. Schmidt, MD
John A. Schmidt, MD

EXHIBIT 1
GENERAL RELEASE
     In consideration for the promises made to John A. Schmidt, MD by Alnylam Pharmaceuticals (“the Company”) in a letter agreement and general release signed by the Company on July 30, 2009, including but not limited to the promise in that letter agreement and general release to pay to Dr. Schmidt the gross amount of two hundred twelve thousand, five hundred ($212,500), an amount equal to six (6) months of Dr. Schmidt’s gross base salary and the full cost of any COBRA premiums for the period October 1, 2009 to March 31, 2010, unless eligible for group health insurance coverage through another employer prior to March 31, 2010 (and provided that Dr. Schmidt does not revoke this General Release), John A. Schmidt, MD agrees that by signing this General Release, he voluntarily and of his own free will releases, forever discharges and holds harmless Alnylam Pharmaceuticals, Inc., its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”) of and from any and all claims, demands, rules or regulations, or any other causes of action of whatever nature, whether known or unknown, which the you have or may have against Releasees as of the date you sign this letter agreement including, but not limited to, The National Labor Relations Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act; the Immigration Reform Control Act, as amended; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et seq.; the Occupational Safety and Health Act, as amended; the Civil Rights Act of 1866, 29 U.S.C. § 1981, et seq; the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq.; the Americans With Disabilities Act of 1990, as amended; the Family and Medical Leave Act; the Civil Rights Act of 1991; the Massachusetts Law Against Discrimination, G.L. c. 151B; the Massachusetts Wage and Hour Laws, G.L. c. 151; the Massachusetts Privacy Statute, G.L. c. 214, § 1B; the Massachusetts Wage Payment Statute, G.L. c. 149, § 148 et seq.; the Massachusetts Sexual Harassment Statute, G.L. c. 214 § 1C; the Massachusetts Civil Rights Act, G.L. c. 12, § 11H, the Massachusetts Equal Rights Act, G.L. c. 93, § 102; The New Jersey Law Against Discrimination; The New Jersey Civil Rights Act; The New Jersey Family Leave Act; The New Jersey State Wage and Hour Law; The New Jersey Conscientious Employee Protection Act; The New Jersey Equal Pay Law; The New Jersey Occupational Safety and Health Law; The New Jersey Smokers’ Rights Law; The New Jersey Genetic Privacy Act; The New Jersey Fair Credit Reporting Act; The New Jersey Statutory Provision Regarding Retaliation/Discrimination for Filing A Workers’ Compensation Claim; The New Jersey Public Employees’ Occupational Safety and Health Act; New Jersey laws regarding Political Activities of Employees, Lie Detector Tests, Jury Duty, Employment Protection, and Discrimination. or any other federal or state law, regulation, or ordinance; any public policy, contract, tort, or common law; or any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

     By signing this General Release, Dr. Schmidt affirms that he has not filed, caused to be filed, or presently is a party to any claim against any of the Releasees. Dr. Schmidt also affirms that he has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled. Dr. Schmidt affirms that he has been granted any leave to which he was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws, and that he has no known workplace injuries or occupational diseases.
     By signing this Agreement, Dr. Schmidt affirms that he has not divulged any proprietary or confidential information of the Company and will continue to maintain the confidentiality of such information consistent with the Company’s policies and his Employee Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement.
     Dr. Schmidt further affirms that he has not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud. Both Parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, Dr. Schmidt agrees that if such an administrative claim is made, he shall not be entitled to recover any individual monetary relief or other individual remedies. Dr. Schmidt also affirms that he is in possession of all of his property that he had at the Company’s premises and that the Company is not in possession of any of Dr. Schmidt’s property.
     Dr. Schmidt will be afforded a period of up to (21) twenty-one days to consider the meaning and effect of this General Release. Dr. Schmidt is advised to consult with an attorney before signing this General Release and he acknowledges that he has had the opportunity to do so. Dr. Schmidt agrees that any modifications, material or otherwise, do not restart or affect in any manner the original 21-day consideration period for the separation proposal made to Dr. Schmidt. Dr. Schmidt may revoke this General Release for a period of seven (7) days following the day he signs it. Any revocation within this period must be submitted, in writing, to Eric Raichle, Vice President of Human Resources and state, “I hereby revoke my acceptance of the letter agreement and general release.” The revocation must be personally delivered to Eric Raichle, Vice President of Human Resources, Alnylam Pharmaceuticals, Inc., 300 Third Street, Cambridge, MA 02142, or postmarked within seven (7) days of execution of this letter agreement and general release. This General Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Massachusetts, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday. Dr. Schmidt is also advised that he should not sign this General Release until after September 30, 2009 unless his employment ends involuntarily prior to that date and an authorized representative of the Company notifies him in writing that he may do so.

ACKNOWLEDGED AND AGREED TO:
/s/ John A. Schmidt, MD
John A. Schmidt, MD

Date: October 1, 2009

Alnylam Pharmaceuticals, Inc.
By:	/s/ Eric Raichle

Date: October 5, 2009

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